UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2009

FedEx Corporation
 (Exact name of registrant as specified in its charter)

Delaware	1-15829	62-1721435
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

942 South Shady Grove Road, Memphis, Tennessee	38120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 818-7500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

William J. Logue has been appointed to succeed Douglas G. Duncan as President and Chief Executive Officer of FedEx Freight Corporation (“FedEx Freight”), a wholly owned subsidiary of FedEx Corporation, on March 1, 2010, following Mr. Duncan’s previously announced retirement from the position. For a transitional period from December 1, 2009 through February 28, 2010, Mr. Logue will serve as President of FedEx Freight and Mr. Duncan will remain Chief Executive Officer of FedEx Freight.

Mr. Logue, age 52, currently serves as Executive Vice President and Chief Operating Officer — U.S. of Federal Express Corporation (“FedEx Express”), a wholly owned subsidiary of FedEx Corporation, a position he has held since March 2008. He has held the following other positions at FedEx Express: Executive Vice President — U.S. Operations and System Support from September 2006 to March 2008; Senior Vice President — U.S. Operations from August 2004 to September 2006; Senior Vice President — Air-Ground and Freight Services from 1999 to August 2004; Vice President — National Hub Operations, Memphis Hub from 1995 to 1999; and various operations management positions from 1989 to 1995. Mr. Logue joined FedEx Express in 1989 as a result of the company’s acquisition of The Flying Tiger Line Inc., where he held positions in sales and operations management.

There have been no transactions since the beginning of FedEx’s last fiscal year, and there are no currently proposed transactions, in which FedEx was or is to be a participant and in which Mr. Logue or any member of his immediate family had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K. The appointment of Mr. Logue was not pursuant to any arrangement or understanding between him and any person, other than a director or executive officer of FedEx or of any of its subsidiaries acting in his or her official capacity. In his new position as an executive officer of FedEx (President and Chief Executive Officer of FedEx Freight), Mr. Logue will be compensated in accordance with previously disclosed compensation programs for FedEx’s non-CEO executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FedEx Corporation

Date: November 3, 2009

By: /s/ Christine P. Richards
       Christine P. Richards
       Executive Vice President, General Counsel and
       Secretary

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